Intermec, Inc.
Senior Officer Incentive Program
(Effective January 1, 2010)

Name of Program
The program is an annual cash incentive program called the Intermec, Inc. Senior Officer Incentive Program (the “Program”).  The Program will be considered a “sub-plan” under the 2008 Omnibus Incentive Plan, as amended from time to time (the “Plan”).  In the event of any inconsistency between the terms of the Program and the Plan, the provisions of the Plan shall govern.

Purpose
The primary purposes of the Program are to:

● Reward senior officers for the overall success of Intermec, Inc. (the “Company”) as reflected through the Company’s financial performance, stock price or earnings; and

● Provide a competitive annual incentive program.

Effective Date
The effective date of the Program is January 1, 2010.  The Program will remain in effect until the earlier of (i) the Plan’s expiration or termination of the Plan by the Board or the Compensation Committee of the Board (the “Committee”) or (ii) termination of the Program by the Committee.

Administration	The Committee will administer the Program.
Award Periods
Each award period under the Program is one calendar year, running from January 1 to December 31 (“Award Period”).  Participants who commence employment during an Award Period will be eligible to participate in such Award Period, provided the individual is employed by at least October 1 of the Award Period.

Eligibility to Participate
The following “Senior Officers” are eligible to participate in the Program (“Participants”):

● Chief Executive Officer (“CEO”) of Intermec, Inc.;

● any Vice President and above of Intermec, Inc. or any of its subsidiaries (an “Officer”) who reports directly to the CEO (other than solely on an interim basis); and

● any other Officer or employee who Intermec, Inc. treats as a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

Target Award Percentage
For each Award Period, the Committee will establish a “Target Award Percentage” for each Participant, which is the percentage by which such Participant’s annual salary for the Award Period shall be multiplied in determining his or her potential SOIP payout at target performance levels. Target Award Percentages for Participants may range from 40 percent to 100 percent of their annual salaries.  A Participant’s “Target Award” is his or her annual salary multiplied by the Target Award Percentage.

Program Payout Range (Payout Percentage)	Participants can earn from 0 percent to 200 percent of their Target Awards based on actual achievement of performance goals for the Award Period, as determined by the Committee (“Payout Percentage”).
Performance Measure(s)
For each Award Period, the Committee will select one or more performance measures (“Performance Measures”) from those set forth in Section 15.2 of the Plan and set target achievement levels for such Performance Measure(s).  The Committee may choose to include or exclude any of the events set forth in Section 15.2 of the Plan in the evaluation of performance for such Award Period.

Determination of Payout Amounts (Final SOIP Award)
As soon as practicable after an Award Period, the Committee will determine in writing the level of achievement of the performance goals and so determine the Payout Percentage for the Award Period.  In determining payout amounts for an Award Period, the Committee has the discretion to reduce, but not increase, payout amounts to one or more Participants, which otherwise would be based on achievement of the Performance Measures, subject to the terms of the 2008 Plan.  Subject to such discretion, the amount payable to any individual Participant (“Final SOIP Award”) will be calculated by multiplying the product of the Participant’s actual salary paid during the Award Period and the Target Award Percentage by the Payout Percentage (i.e., actual salary x Target Award Percentage x Payout Percentage = Final SOIP Award).

Amounts payable are subject to the limits set forth in Section 15.4 in the Plan for “Covered Employees” (as defined in the Plan).

Eligibility for Payouts
Participants in the Program must be employed by the Company or one of its subsidiaries on the date the Committee determines the level of achievement of the performance goals for an Award Period (the “Certification Date”) in order to be eligible to receive a payout for such Award Period, except as follows:

● In the event of a Participant’s termination of employment prior to the Certification Date for an Award Period by reason of death or Disability (as defined in the Plan), a Participant (or his or her estate) will remain eligible to receive a Final SOIP Award, calculated in the manner set forth above under “Determination of Payout Amounts (Final SOIP Award).”

●In the event of a Participant’s termination of employment by the Company or Intermec Technologies Corporation other than in connection with a Change of Control (as defined in the Company’s Change of Control Severance Plan or any amendment thereto (“Change of Control Plan”)) and other than for Cause, death or Disability (the terms “Cause” and “Disability” are as defined in the Senior Officer Severance Plan or any amendment thereto (“Severance Plan”)), the terms of the Severance Plan shall govern the calculation and payment of any annual bonus amounts to such Participant.

● In the event of a Participant’s Qualifying Termination (as defined in the Change of Control Plan), the terms of the Change of Control Plan shall govern the calculation and payment of any annual bonus amounts to such Participant.

Timing of Payouts
Final SOIP Awards will be paid in a lump sum payment as soon as reasonably practicable after the Determination Date, but not later than 2 ½ months after an Award Period has ended; provided, however, that with respect to annual bonus amounts payable under the Severance Plan or the Change of Control Plan, the terms of the applicable plan regarding conditions for payouts and the timing of such payouts shall govern.

Tax Withholding	The Company has the right to deduct any taxes or statutory deductions required by law to be withheld from all payments under the Program.
Amendment	The Committee may amend, suspend or terminate the Program or any portion of the Program at any time and in such respects as it shall deem advisable, subject to the terms of the Plan.